Exhibit 2






Private & Confidential


                 DATED                                    1996
                 ---------------------------------------------









                        KALAMAZOO COMPUTER GROUP PLC     (1)

                                    AND

                          KALAMAZOO INVESTMENT PLC       (2)

                                    AND


                           DATAPOINT CORPORATION         (3)



                        -----------------------------


                       UMBRELLA ACQUISITION AGREEMENT
                relating to the acquisition of the European
        DMS business of the Datapoint Corporation group of companies



                        -----------------------------

                                WRAGGE & CO

                                  CONTENTS
                                  --------


                                  HEADING                              PAGE

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

CLAUSE

1    Definitions and interpretation . . . . . . . . . . . . . . . . . .   2

2    Conditions precedent . . . . . . . . . . . . . . . . . . . . . . .   8

3    Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4    Escrow Accounts  . . . . . . . . . . . . . . . . . . . . . . . . .  11

5    Set-off of Net Asset Value differences . . . . . . . . . . . . . .  12

6    Warranties and Limitations . . . . . . . . . . . . . . . . . . . .  12

7    Restrictive covenants  . . . . . . . . . . . . . . . . . . . . . .  17

8    Guarantee and Indemnity  . . . . . . . . . . . . . . . . . . . . .  19

9    Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . .  21

10   Remedies to be cumulative  . . . . . . . . . . . . . . . . . . . .  21

11   Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

12   Further assurance  . . . . . . . . . . . . . . . . . . . . . . . .  22

13   Announcements and circulars  . . . . . . . . . . . . . . . . . . .  22

14   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  22

15   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

16   Choice of law, submission to jurisdiction and address for
       service  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SCHEDULE

1     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  Part 1

Datapoint Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  26

  Part 2

  Kalamazoo Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  28

2    Parties to Acquisition Agreements  . . . . . . . . . . . . . . . .  30


AGREED FORM DOCUMENTS

  Acquisition Agreements
  Business Plan
  Hardware Maintenance Agreement
  RMS Software Licence Agreement
  Spanish Tax Indemnity
  Swedish Management Agreement
  The Replies
  Darts Transfer Agreement
  Notice of Meeting
  French Application
  Joint Instruction Letters

THIS AGREEMENT is dated                            1996 and is made BETWEEN:

(1) KALAMAZOO COMPUTER GROUP PLC (No. 100591) (a company incorporated under the laws of England) whose registered office is at Mill Lane, Northfield, Birmingham, B31 2RW ("THE GUARANTOR");

(2) KALAMAZOO INVESTMENT PLC (No. 3156697) (a company incorporated under the laws of England) whose registered office is at Mill Lane, Northfield, Birmingham, B31 2RW ("KALAMAZOO"); and

(3) DATAPOINT CORPORATION (a company incorporated under the laws of Delaware, U.S.A.) whose principal office is at 8400 Datapoint Drive, San Antonio, Texas 78229-8500 U.S.A. ("DATAPOINT").

WHEREAS:

(A) Datapoint and the Datapoint Vendors have agreed to sell and the Kalamazoo Purchasers have agreed to purchase the business and assets specified in the Acquisition Agreements to which they will respectively be parties;

(B) Prior to the date hereof Datapoint has informed Kalamazoo that it has transferred all rights in the Darts software in Germany to Datapoint Deutschland GmbH (but has withheld all other details of this transaction) and Datapoint (in so far as it is able) and each of the Datapoint Vendors have agreed to transfer title to the Darts software to Kalamazoo (or to a subsidiary of it) pursuant to the Darts Transfer Agreement;

(C) Datapoint has agreed to enter into the RMS Software Licence Agreement Datapoint and Kalamazoo have agreed, inter alia, to enter into the Hardware Maintenance Agreement and Datapoint Svenska AB (a Datapoint subsidiary) and Kalamazoo have agreed to enter into the Swedish Management Agreement;

(D) The Guarantor has agreed to guarantee the performance by Kalamazoo of its obligations under this Agreement and the performance by the Kalamazoo Purchasers of their obligations under the Acquisition Agreements on the terms set out below; and

(E) Datapoint has agreed to guarantee the performance by the Datapoint Vendors of their respective obligations under the Acquisition Agreements, the Hardware Maintenance Agreement, the RMS Software Licence Agreement, the Darts Transfer Agreement, the Swedish Management Agreement and the Spanish Tax Indemnity on the terms set out below.

NOW IT IS HEREBY AGREED as follows:



                                     1

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1    DEFINITIONS AND INTERPRETATION
     ------------------------------

1.1    In this Agreement unless the context otherwise requires:

  (a)  the following expressions have the following meanings:

     "THE ACQUISITION AGREEMENTS" means the agreements in the agreed form to be entered into between those parties named in schedule 2 pursuant to which the Datapoint Vendors will transfer the Business (and, except in Sweden, the assets relating thereto) as carried on by them in the Territory to the Kalamazoo Purchasers;

     "AUTOLINE" means the products and services currently marketed by the Vendor under the brand name "Autoline"

     "THE BUSINESS" means within the Territory and as now carried on by Datapoint and the Datapoint Vendors:

     (a) the sale of computer hardware systems, and the licence of operating and communications systems and software applications products, in relation to automotive dealer management systems (other than in relation to Autoline);

     (b) the provision of ongoing software support services, including help desk and hot-line support, and computer hardware maintenance services in relation to Darts and Darts Central automotive dealer management systems (but for the avoidance of doubt, not in relation to Autoline or computer hardware maintenance services in the United Kingdom and the Republic of Ireland); and

     (c) the systems, software and related services to enable the provision of communications services between Ford dealers and Ford Motor Company of Europe through the Darts Central operations;

     "BUSINESS DAY" means a day on which banks are open for normal banking business in the City of London and New York (excluding Saturdays) and "Business Days" shall be construed accordingly;

     "THE BUSINESS PLAN" means the Business Plan prepared by Kalamazoo in the agreed form;

     "COMPLETION" means the completion of this Agreement by the carrying out of the matters described in clause 3;

     "THE DARTS TRANSFER AGREEMENT" means the agreement transferring the Darts software from Datapoint and the Datapoint Vendors to Kalamazoo and the Kalamazoo Purchasers in the agreed form;



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     "THE DATAPOINT VENDORS" means those subsidiaries of Datapoint identified in column (1) of schedule 2;

     "THE DATAPOINT WARRANTIES" means the representations and warranties made and given pursuant to clause 6.1(a):

     "DISCLOSURE DOCUMENTS" means the Disclosure Letter and the Replies;

     "DISCLOSURE LETTER" means a letter of even date from Linklaters & Paines to Wragge & Co specifying qualifications to the Datapoint Warranties;

     "DOLLAR" and "$" means the lawful currency of the United States of America;

     "FRENCH ACQUISITION AGREEMENT" means the Acquisition Agreement between Datapoint S.A. and Kalamazoo Computer Group S.A. in the agreed form;

     "FRENCH APPLICATION" means the application to the tribunal in Paris to be made by Datapoint S.A. for consent to enter into the French Acquisition Agreement in the agreed form;

     "GROUP" means in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of any such holding company and for the purposes of this Agreement "subsidiary" and "holding company" have the meanings ascribed thereto by sections 736 and 736A Companies Act 1985;

     "THE HARDWARE MAINTENANCE AGREEMENT" means the agreement between Datapoint and Kalamazoo whereby the former shall provide sub-contracted hardware maintenance services to the customers of the latter and its subsidiaries in the agreed form;

     "INSOLVENCY EVENT" means, in respect of any company, that such company has ceased to trade or:

     (a) (in England) has had a receiver, administrative receiver, administrator or manager appointed over the whole or a substantial part of its assets or enters into any composition or arrangement with its creditors, or an order made or resolution passed for its liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation); or

     (b) (in the United States of America) has (i) commenced a voluntary case under any applicable bankruptcy, insolvency, dissolution, liquidation or other similar law, whether state or federal, now or hereafter in effect, (ii) an involuntary case of the type described in subparagraph (i) herein commenced against it which is not discharged or remains unstayed, (iii) an order, judgment or decree of a court appointing a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers, whether on an interim or permanent basis or otherwise, over the company or over all or a substantial part of its assets entered with respect to it, (iv) an order, judgment, decree or warrant of attachment, execution or similar process issued with respect to a substantial part its assets,
            (v) an order, judgment or decree entered against it ordering its involuntary dissolution, (vi) made an assignment for the benefit of creditors, or (vii) resolved, through its Board of Directors or otherwise, to consent to or approve any of the foregoing; or

     (c) (in Spain) has applied to a Court to be declared in suspension of payments (suspension de pagos) or either itself or any of its creditors has requested to be declared in bankruptcy (quiebra), or it has ceased to make payments generally to its creditors, or it has fallen under any type of administrative or Court administration, or has started any negotiations with its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment of its assets for the benefit of or a composition with its creditors, or a significative portion of its assets is subject to attachment (embargo);

     (d) (in France, other than in relation to Datapoint S.A.) (i) has stopped payment or is insolvent or is unable to pay its due debts with its liquid assets (etat de cessation des paiements);
            (ii) is in the process of being wound up or liquidated or is subject to any insolvency procedure such as an alert procedure (procedure d'alerte), an amicable settlement or composition with creditors (reglement amiable) or court administration (administration judiciaire) in respect of all or any part of its assets or activities; or (iii) no steps have been taken by the company, any creditor or the Procureur de la Republique, for the appointment of a conciliator (conciliateur), an administrator (administrateur judiciaire) or a liquidator (liquidateur) in relation to any proceeding in relation thereto;

     (e) (in the Netherlands) (i) is in a situation where it has stopped payments as defined in article 1 of the Dutch Bankruptcy Act (Faillissementswet); (ii) resolves, through its Board of Managing Directors or otherwise, to file a request to be declared in a state of bankruptcy (faillissement) as defined in article 1 of the Dutch Bankruptcy Act or files such a request or has such a request filed by a third party with respect to it; (iii) resolves, through its Board of Managing Directors or otherwise, to file a request for moratorium of payments (surseance van betaling) as defined in article 213 of the Dutch Bankruptcy Act or files such a request; (iv) has a substantial part of its assets attached by way of conservatory attachment (conservatoir beslag) or attachment in execution (executoriaal beslag); (v) in case of an event leading to

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            liquidation (ontbinding) of that company (such as the events enumerated in articles 19 and 19a of Book 2 of the Dutch Civil Code (Boek 2 Burgerlijk Wetboek); (vi) the filing of a request for or the commencing of proceedings for the liquidation of that company; or (vii) resolves, through its Board of Managing Directors or otherwise, to consent to or approve any of the foregoing;

     (f) (in Germany) (i) its shareholders have resolved the liquidation of the company; (ii) the company or its shareholders have resolved to apply for the opening of bankruptcy or composition proceedings in relation to the company, or an application for the opening of bankruptcy or composition proceedings has been filed with the Insolvency Court in relation to the company by creditors or other third parties, which is discharged (Konkurseroffnung abgelehnt) for reason of lack of assets or which is not discharged or remains unstayed for a period of 30 days or which results in the appointment of a sequestrator or administrator in relation to the company; (iii) an attachment order has been issued with respect to a substantial part of the company's assets; or (iv) an order has been entered into against the company ordering its involuntary deletion from the Commercial Register;

     (g) (in Belgium) (i) has filed for or has been put into bankruptcy (faillite or faillissement), (ii) or an order has been made or a resolution has been passed for its liquidation (liquidation or vereffening) or dissolution, or (iii) has entered into an arrangement or reorganisation plan with its creditors, whether with or without abandoning its assets (including by way of example only, the concordat judiciaire avec ou sans cession de biens or gerechtelijk akkord met of zonder boedelafstand), or
            (iv) in the case of an appointment of a sequester, ad hoc administrator or other custodian over a substantial part of its assets, or (v) in the event of an attachment and seizure, the foreclosure of a mortgage or pledge over a substantial part of its assets, or (vi) in the event of cessation of payments to creditors;

     (h) (in Switzerland) (i) is in a situation of overindebtedness and has or should have notified the judge pursuant to Art. 725 of the Swiss Code of Obligations, (ii) is subject to bankruptcy proceedings under the Swiss Debt Collection and Bankruptcy Act of April 11, 1889 or (iii) enters into any agreement with all or some of its creditors, whether in connection with pending bankruptcy proceedings or in the absence of any such proceedings, in view of the avoidance or suspension of such proceedings; and

     (i) (in Sweden) (i) declared a suspension of payments, (ii) entered into negotiations concerning voluntary composition with its creditors, (iii) filed for the appointment of an administrator under the Composition Act (1970:847), (iv)

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            filed for bankruptcy or has been declared bankrupt in
            accordance with the Bankruptcy Act (1987:672), or (v) passed a resolution or has had an order passed for its liquidation.

     In this definition of Insolvency Event the expression "substantial part of its assets" shall mean in respect of any company either (i) more than 50% in value of the relevant company's assets or (ii) any assets constituting at least 25% of the assets of the relevant company transferred or to be transferred pursuant to the Acquisition Agreements or the Darts Transfer Agreement;

     "JOINT INSTRUCTION LETTERS" means the joint letters of instruction from Datapoint and Datapoint Deutschland GmbH on the one hand and Kalamazoo and the Guarantor on the other to Wragge & Co and Linklaters & Paines in the agreed form;

     "KALAMAZOO PURCHASERS" means Kalamazoo or those subsidiaries of Kalamazoo identified in column (2) of schedule 2;

     "KALAMAZOO WARRANTIES" means the representations and warranties made and given pursuant to clause 6.1(b);

     "THE NOTICE OF MEETING" means the draft notice of extraordinary general meeting of the Guarantor in the agreed form;

     "THE PARTIES" means the parties to this Agreement and "PARTY" means any of them;

     "THE PLACING AGREEMENT" means the placing agreement to be entered into between, inter alia, KPMG Corporate Finance, Albert E. Sharp and the Guarantor on today's date;

     "THE REPLIES" means the documents and other information supplied by or on behalf of Datapoint in response to enquiries raised by Kalamazoo as more particularly identified in the indexes of that delivered in the agreed form;

     "RESTRICTED PRODUCT TRANSACTIONS" means the production, distribution, sale or supply of computer software products (other than of Autoline to third party customers of the Datapoint Group existing at today's date who operate or use

     Autoline) to automobile dealerships and the manufacture, production, distribution, sale or supply of computer hardware and consumable items (but not the provision of maintenance services or supply of consumable items in connection with computer hardware maintenance services) to Ford automobile dealerships;

     "THE RESTRICTED SERVICES" means the supply installation and support of software products implemented in automotive dealer management systems (other than of Autoline to third party customers of the Datapoint Group existing at today's date who operate or use Autoline) including without limitation the supply, installation and support of the Darts user base within Ford dealerships and Darts Central and the relationship with IBM for DCAS in Germany (but for the avoidance of doubt, not computer hardware maintenance services in the United Kingdom and the Republic of Ireland);

     "RMS SOFTWARE LICENCE AGREEMENT" means the software licence and escrow agreement to be granted by Datapoint to Kalamazoo on Completion relating to the RMS operating system in the agreed form;

     "SPANISH TAX INDEMNITY" means the indemnity relating to Spanish taxation proposed to be entered into by Datapoint and Kalamazoo Computer Group S.L. in the agreed form;

     "SWEDISH MANAGEMENT AGREEMENT" means the management agreement to be entered into between Datapoint Svenska AB and Kalamazoo relating to the management of the latter's business in Sweden in the agreed form;

     "TAXATION" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

     "THE TERRITORY" means the territories of the United Kingdom and the Republic of Ireland and on the European continent of Andorra, Austria, Belgium, Germany, Gibraltar, Italy, Liechtenstein, Luxembourg, Monaco, the Netherlands, Spain, Sweden and Switzerland Denmark, Norway, Portugal and, if (and only if) completion of the French Acquisition Agreement occurs, France;

     "WARRANTIES" means the Datapoint Warranties and/or the Kalamazoo Warranties as the context requires;

     "THE WARRANTOR" means Datapoint or Kalamazoo as the context requires;

  (b) any document expressed to be "IN THE AGREED FORM" means a document in a form approved by (and for the purpose of identification signed by or on behalf of) the Parties;

  (c)  references:

     (i) to clauses and the schedules are unless otherwise stated to clauses of and the schedules to this Agreement; and



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     (ii)   to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

  (d) references to any enactment (meaning any statute or statutory provision, whether of the United Kingdom or elsewhere, subordinate legislation (as defined by section 2(1)
       Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision) shall be construed as references to:

       (i) any enactment which that enactment has directly or indirectly replaced (whether with or without notification); and

      (ii) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof.

  (e) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

  (f) the headings to the clauses and the schedules are for convenience only and shall not affect the construction or interpretation of this Agreement; and

  (g) the Interpretation Act 1978 shall apply in the same way as it applies to an enactment.

2    CONDITIONS PRECEDENT
     --------------------

2.1 This Agreement (other than the provisions of clauses 2.2, 2.3, 8, 9, 11, 13, 14, 15 and 16) is conditional on:

  (a) the passing at an Extraordinary General Meeting of the Guarantor of all of the resolutions set out in the Notice of Meeting;

  (b) all conditions to completion of the Placing Agreement (other than any conditions relating to completion of this Agreement) having been fulfilled or waived in accordance with their terms;

  (c) the consent of each of Ford Motor Company, Inc. and relevant members of its Group and International Business Machines
       Corporation and relevant members of its Group to the transactions contained and referred to herein;

  (d) the entering into of the Acquisition Agreements (other than the French Acquisition Agreement) and all conditions to completion thereof (other than any conditions relating to completion of this Agreement) having been fulfilled or waived in accordance with their terms;



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  (e)  the entering into of the Darts Transfer Agreement and all conditions to completion thereof (other than any conditions relating to completion of this Agreement) having been fulfilled or waived in accordance with their terms;

  (f) the entering into and completion of the Hardware Maintenance Agreement, the RMS Software Licence Agreement and the Swedish Management Agreement;

  (g) no matter coming to Kalamazoo's attention after the date hereof which, after proper investigation by Kalamazoo, gives Kalamazoo good reason to be concerned that an Insolvency Event in relation to Datapoint or any of the Datapoint Vendors (other than Datapoint S.A.) is likely to occur within 90 days following Completion (Kalamazoo agreeing to decide whether to rely on this clause as soon as possible following it becoming aware of the matter in question);

  (h) no Insolvency Event having occurred and continuing in relation to Datapoint or any of the Datapoint Vendors (other than Datapoint S.A.);

  (i) no Insolvency Event having occurred and continuing in relation to the Guarantor, Kalamazoo or any of the Kalamazoo Purchasers;

  (j) no matter coming to Datapoint's attention after the date hereof which, after proper investigation by Datapoint, gives Datapoint good reason to be concerned that an Insolvency Event in relation to the Guarantor, Kalamazoo or any of the Kalamazoo Purchasers is likely to occur within 90 days following Completion (Datapoint agreeing to decide whether to rely on this clause as soon as possible following it becoming aware of the matter in question).

2.2    If all such conditions are not:

  (a)  fulfilled; or

  (b) (in the case of the conditions in clauses 2.1(b) to 2.1(h) inclusive) waived by Kalamazoo (provided that the condition in clause 2.1(g) shall be deemed to be waived by Kalamazoo in the event that Completion does not take place on or before 25th June 1996 except as a result of the non-fulfilment of the conditions in clause 2.1(c) or (by reason of a breach of clause
       2.3 (a) or (c) by Datapoint) clauses 2.1(d), 2.1(e) or 2.1(f));
       or

  (c) (in the case of the conditions in clauses 2.1(i) and 2.1(j)) waived by Datapoint (provided that the condition in clause 2.1(j) shall be deemed to be waived by Datapoint in the event that Completion does not take place on or before 25th June 1996 except as a result of the non-fulfilment of the conditions in clauses 2.1(d), 2.1(c) or 2.1(f) by reason of a breach of



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       clauses 2.3(b) or (c) by Kalamazoo)

  in each case by 25th June 1996 (or such later date as the Parties may agree) then the provisions of this Agreement (with the exception of those set out in this clause 2.2 and in clauses 2.3, 8, 9, 11, 13, 14, 15 and
  16) shall forthwith terminate and cease to be of effect and, save as aforesaid, no Party shall have any claim against the others for any breach of this Agreement except with respect to any such breach occurring prior to such termination.

2.3  (a)
Datapoint shall use its best endeavours to perform and procure that each member of its Group performs all obligations on the part of Datapoint and its Group necessary to procure the fulfilment of the conditions in clauses 2.1(c), 2.1(d), 2.1(e) and 2.1(f).

  (b) Kalamazoo shall use its best endeavours to perform and procure that such member of its Group performs all obligations on the part of Kalamazoo and its Group necessary to procure the fulfilment of the conditions in clause 2.1(d), (e) and (f) in all cases by 25th June 1996.

  (c) Both Datapoint and Kalamazoo shall use their best endeavours to perform and procure that each member of their respective Groups perform all obligations necessary on their respective parts to procure the fulfilment of the conditions to completion of the French Acquisition Agreement following Completion and by 31 August 1996 (or such later date as the Parties may agree) and without placing on Kalamazoo the obligation to pay any amount greater than US$ 1,500,000. If such conditions are not fulfilled (or waived in accordance with their terms) by such date, clause 4 shall apply; and

  (d) Datapoint shall procure that the French Application is submitted to the relevant tribunal after Completion and within two Business Day's of Kalamazoo's written request to Datapoint referring to this clause and that all requests of such tribunal or the administrator appointed by such tribunal in relation to Datapoint S.A. are acted upon fully and promptly.

3    COMPLETION
     ----------

3.1 Completion shall occur within two Business Days at the offices of De Brauw Blackstone Westbroek in Amsterdam upon the fulfilment (or waiver) of the last of the conditions contained in clause 2 whereupon the Parties shall procure that the matters and events referred to in the Acquisition Agreements (other than the French Acquisition Agreement) and the Darts Transfer Agreement as required to occur on completion thereof shall take place or have taken place and continue to subsist.

4    ESCROW ACCOUNTS
     ---------------

4.1 In addition to the sums payable under the Darts Transfer Agreement and the Acquisition



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     Agreements (other than the French Acquisition Agreement), Kalamazoo shall pay the sum of of $1,500,000 which shall be held in escrow as security for the consideration payable by the relevant Kalamazoo Purchaser under the French Acquisition Agreement and the parties shall procure that so much of that sum as is required to satisfy such consideration in full is paid to the administrator of Datapoint S.A. (or as he may direct) promptly following the entering into of the French Acquisition Agreement and on satisfaction of the final condition to its completion ("ESCROW FUND 1").

4.2 The sum of $1,500,000 shall be retained from the amounts payable to the Datapoint Vendors under the DARTS Transfer Agreement (pro rata from the respective considerations payable to each of them thereunder) and shall be held in escrow as security for Datapoint's obligation under clause 8.11 hereof, for the purposes of clause 4.4 hereof and the obligations of each Datapoint Vendor under the provisions of each Acquisition Agreement relating to the adjustment of the consideration payable thereunder on the determination of Net Asset Value in each of the Acquisition Agreements and the obligations of Datapoint Deutschland GmbH under clause 5.2 of the Acquisition Agreement to which it is a party and shall be paid to Kalamazoo or the relevant Kalamazoo Purchaser (as the case may be) promptly following any determination of a liability to pay of Datapoint or the relevant Datapoint Vendors as aforesaid ("ESCROW FUND 2").

4.3 Any amounts to be applied towards Escrow Fund 1 and Escrow Fund 2 in the manner prescribed in this clause 4 below shall be paid into a nominated bank account in the joint names of Linklaters & Paines (for Datapoint and the Datapoint Vendors) and Wragge & Co (for Kalamazoo, the Guarantor and the Kalamazoo Purchasers) to be held in accordance with the terms of the Joint Instruction Letter.

4.4 If the French Acquisition Agreement is not entered into (otherwise than solely as a result of the relevant Kalamazoo Purchaser's failure to comply with its obligations) within six months after Completion, the obligation on Kalamazoo and the Guarantor to procure such shall lapse and the amounts held in Escrow Fund 1 and Escrow Fund 2 shall be paid promptly to Kalamazoo.

4.5 If following the completion of the French Acquisition Agreement any amount remains in Escrow Fund 1 such amount shall be paid promptly to Datapoint.

4.6 Any amounts not paid to Kalamazoo Purchasers following the conclusion of the purpose of Escrow Fund 1 and Escrow Fund 2 shall be paid to Datapoint immediately following the conclusion of the purpose of both Escrow Funds.

4.7 Any interest earned during the operation of this clause 4 shall follow the principal.

5    SET-OFF OF NET ASSET VALUE DIFFERENCES
     --------------------------------------

5.1 Kalamazoo (for itself and as trustee for each Kalamazoo Purchaser) shall be entitled to exercise a right of set-off, withholding or deduction over all sums held under Escrow Fund 2 against all amounts due to it and/or each Kalamazoo Purchaser from Datapoint Vendors under each of the Acquisition Agreements or from Datapoint pursuant to clause 8.11 below.

6    WARRANTIES AND LIMITATIONS
     --------------------------

6.1  Subject to the provisions of this clause 6:

  (a) in consideration of Kalamazoo entering into this Agreement and the Darts Transfer Agreement and procuring that the Kalamazoo Purchasers enter into, inter alia, the Acquisition Agreements,
       Datapoint:

     (i)    represents and warrants to Kalamazoo in the terms contained in part 1 of schedule 1; and

     (ii) represents and warrants to Kalamazoo that the warranties and representations made by each Datapoint Vendor to each Kalamazoo Purchaser under each Acquisition Agreement are true and accurate in all respects subject to the limitations in such agreements;

     and it is acknowledged and agreed that it is within the contemplation of the parties that any damages or loss suffered by any Kalamazoo Purchaser shall constitute damages or loss suffered by Kalamazoo under the Datapoint Warranties and shall not be limited to or by the value of the assets acquired or the consideration paid by the relevant Kalamazoo Purchaser subject always to the provisions of clause 6.9(a);

  (b) in consideration of Datapoint entering into this Agreement and the Darts Transfer Agreement and procuring that the Datapoint Vendors enter into the Acquisition Agreements, Kalamazoo represents and warrants to Datapoint in the terms contained in part 2 of schedule 1.

6.2 Subject to the provisions of this clause 6, all the remedies of Kalamazoo or Datapoint respectively for any breach of any of the Warranties shall continue to subsist notwithstanding completion of this Agreement and any matters pursuant hereto.

6.3 Each of the Warranties shall be construed separately and independently from the others so that Kalamazoo or Datapoint (as the case may be) shall have a separate claim and right of action in respect of every breach of each relevant Warranty.

6.4 In interpreting the Warranties, where a Warranty is given "so far as" ... a Warrantor ..." is aware" (or so far as any other person is aware) or "to the best of the knowledge and belief of" a Warrantor (or of any other person) or with any similar qualification, such Warranty shall be deemed to include a further warranty to the effect that the relevant Warrantor has made due, diligent and careful enquiries to establish the accuracy of the Warranty in question.

6.5  Datapoint (on behalf of itself and each Datapoint Vendor):

  (a) agrees with Kalamazoo to waive any right which it may have against any employee of the Business for any error, omission or misrepresentation in the information and opinions given by him to Datapoint or to Kalamazoo on behalf of Datapoint in connection with the negotiation and preparation of this Agreement, the Darts Transfer Agreement, the Acquisition Agreements or the Disclosure Documents except in the case of fraud or wilful misconduct by such employee;

  (b) acknowledges that any such rights shall not constitute a defence to any claim by Kalamazoo relating to this Agreement, the Darts Transfer Agreement or the Acquisition Agreements; and

  (c) waives and releases absolutely any right to claim any damages or contribution from any such employee in respect of any claim against it by Kalamazoo relating to this Agreement, the Darts Transfer Agreement or the Acquisition Agreements.

6.6 Datapoint shall not have any liability under the Datapoint Warranties in respect of any matter to the extent that such matter is disclosed in or pursuant to in the Disclosure Documents in a manner which would enable Kalamazoo reasonably to make an informed assessment of the matter but no other information of which Kalamazoo has (or later obtains) knowledge (actual implied or constructive) shall prejudice or affect any claim made by it under the Datapoint Warranties or operate to reduce any amount recoverable.

6.7 Kalamazoo confirms to Datapoint that Kalamazoo does not have actual knowledge that it has the ability to make a claim for breach of the Datapoint Warranties immediately following the coming into effect of this Agreement.

6.8 A Warrantor ("THE NON-CLAIMANT") shall not be liable under this Agreement (other than clause 7) to the relevant other party ("THE CLAIMANT"):

  (a) in respect of any claim unless notice of such claim is given in writing by the Claimant to the Non-Claimant setting out all reasonable details of the specific matter in respect of which the claim is made including an estimate of the amount of such claim, if practicable, by the second anniversary of Completion (save in the case of the Spanish Tax Indemnity where the temporal limits therein shall prevail) and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn either six months after such notification or (in the case of a claim in relation to a contingent liability) six months after it has become an actual liability and is due and payable, in each case unless legal proceedings in respect of such claim have been commenced by being both issued and served;

  (b) in respect of any claim unless the aggregate amount of all claims for which the Non-Claimant would otherwise be liable under this Agreement (in the case of Datapoint when aggregated with the amount of the liability of all members of Datapoint's Group for breach of warranties under the Acquisition Agreements, the Darts Transfer Agreement and the Spanish Tax Indemnity) exceeds $125,000, in which case the liability of the Non-Claimant shall be for the whole amount of all such claims and not merely the excess;

  (c) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable (without prejudice to the Claimant's ability to notify such a liability as a claim within the period specified in clause 6.8(a));

  (d) in respect of any matter, act, omission or circumstance to the extent that the same would not have occurred but for:

     (i) any matter act or thing done or omitted to be done by the Non-Claimant or any member of the Non-Claimant's Group pursuant to the Acquisition Agreements or (in the case where Kalamazoo is the Claimant) any voluntary act, omission or transaction of Kalamazoo or any member of Kalamazoo's Group or their respective directors, employees or agents or successors in title after Completion outside the ordinary course of business and otherwise than pursuant to a legally binding agreement subsisting at Completion;

     (ii) the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

     (iii) (in the case where Kalamazoo is the Claimant) any change in accounting or Taxation policy, bases or practices of Kalamazoo or any member of Kalamazoo's Group introduced or having effect after Completion (except changes implemented to comply with any legal or regulatory requirement or generally accepted accounting practice not previously complied with by Datapoint or the relevant Datapoint Vendor);

  (e) in respect of any claim to the extent that any costs, losses, liabilities and expenses whatsoever arising from such claim are recovered by the Claimant under a policy of insurance in force on the date of this Agreement (and the Claimant shall use its reasonable endeavours to secure such recovery); and

  (f) in any respect of any claim for any costs, losses, liabilities and expenses whatsoever suffered by the Claimant or any member of the Claimant's Group to the extent of any corresponding savings by or net benefit to the Claimant or any member of the Claimant's Group arising directly from the matter giving rise to that claim.

6.9  Notwithstanding clauses 6.1 to 6.7:

  (a) Datapoint shall not be liable for breach of the Datapoint Warranties or under clause 8 to Kalamazoo in respect of any claim to the extent that the aggregate amount of its liability for all claims made for breach of the Datapoint Warranties and under clause 8 (when aggregated with the amount of the liability of all members of Datapoint's Group under the Darts Transfer Agreement, the Acquisition Agreements and the Spanish Tax Indemnity) would exceed the sum of $33,000,000;

  (b) Kalamazoo shall not be liable for breach of the Kalamazoo Warranties to Datapoint in respect of any claim to the extent that the aggregate amount of its liability for all claims made for breach of the Kalamazoo Warranties would exceed $500,000.

6.10

  (a) If Kalamazoo or Datapoint becomes aware of any matter that it is aware may give rise to a claim against the other under this Agreement it shall give notice of that fact to the other as soon as reasonably practicable.

  (b) Without prejudice to the validity of the claim or alleged claim in question, the Claimant shall (so far as is reasonable or reasonably practicable) allow, and (so far as it is able) shall procure that the members of the Claimant's Group allow, the Non-Claimant and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Claimant shall (so far as it is reasonable or reasonably practicable) give, and shall procure that the relevant members of the Claimant's Group so give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Non-Claimant or its accountants or professional advisers may reasonably request.

6.11 If the claim in question is a result of or in connection with a claim by third party against a member of the Claimant's Group then:

  (a) no admission of liability shall be made by or on behalf of any member of the Claimant's Group and the claim shall not be compromised, disposed of or settled without the consent of the Non-Claimant (such consent not to be unreasonably withheld or delayed); and

  (b) the Claimant shall (so far as possible) keep the Non-Claimant promptly informed of the progress and conduct of any related proceedings, negotiations or appeals.

6.12 If a Non-Claimant pays an amount in discharge of any claim under this Agreement and the Claimant or any member of the Claimant's Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Claimant, the Claimant shall pay, or shall procure that the relevant member of the Claimant's Group pays, to the Non-Claimant an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred by it in obtaining such recovery or (ii) if less, the amount previously paid by the Non-Claimant to the Claimant.

6.13 In calculating the liability of the Non-Claimant for any breach of this Agreement, there shall be taken into account the amount (if any) by which any Taxation for which the Claimant or any member of the Claimant's Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.

6.14 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Parties acknowledge that they have not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, hereby waive any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

6.15 So far as is permitted by law and except in the case of fraud, the Parties agree and acknowledge that the only right and remedy which shall be available in connection with or arising out of or related to any of the statements contained in the Warranties shall be damages in contract for breach of this Agreement and not rescission of this Agreement, nor damages in tort or under statute (whether under the Misrepresentation Act 1967 or otherwise), nor any other remedy.

6.16 Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this clause 6, and agrees having considered the terms of clause 6 and the Agreement as a whole,
                                           .
     that the provisions of clause 6 are fair and reasonable.

6.17 In clauses 6.14 to 6.17, "this Agreement" includes all documents entered into pursuant to this Agreement.

6.18 Kalamazoo and the Kalamazoo Purchasers shall not be entitled to recover from any one or more of Datapoint and the Datapoint Vendors more than once in respect of the same damages suffered and, accordingly, Datapoint and the Datapoint Vendors shall not be liable in respect of any breach of this Agreement the Acquisition Agreements, the Spanish Tax Indemnity or the Darts Transfer Agreement if and to the extent that any costs, losses, liabilities or expenses whatsoever are or have been included in another claim under any other such warranties or agreements which has been satisfied.

7    RESTRICTIVE COVENANTS
     ---------------------

7.1 Datapoint undertakes and agrees with Kalamazoo and each of the Kalamazoo Purchasers that Datapoint will not, and will procure that each of the members of Datapoint's Group will not, whether by itself, its employees or agents or otherwise howsoever during the period from today's date until 5 years from the date of Completion ("THE
     RESTRICTION PERIOD") directly or indirectly:

  (a) be engaged or interested in any capacity (whether for reward or otherwise) in any business which is or is about to be engaged in the Restricted Product Transactions or any of them or the supply of the Restricted Services or any of them in the Territory; or

  (b) in relation to the Restricted Product Transactions or any of them or the Restricted Services or any of them solicit or canvass or otherwise deal with any person, firm, company or other organisation which was a customer of the Business at any time during the year preceding Completion or which during such time was in the process of negotiating or contemplating doing business with the Business in the Territory;

  (c) solicit or entice away or endeavour to solicit or entice away from Kalamazoo or any member of its Group any director or manager or salesperson employed or otherwise engaged by the Business at any time during the year preceding Completion, whether or not such person would commit any breach of his contract of employment by reason of his leaving service;

  (d) employ or otherwise engage any person who was at any time during the year preceding Completion employed or otherwise engaged by the Business and who by reason thereof is or is reasonably likely to be in possession of any confidential information relating to the Business.

7.2 Datapoint undertakes and agrees with Kalamazoo and each of the Kalamazoo Purchasers that Datapoint will not, and will procure that each member of Datapoint's Group will not, at any time following Completion, whether by itself, its employees or agents or otherwise howsoever, directly or indirectly:

  (a) use, whether for itself or on behalf of any third party, or divulge to any third party any confidential information relating to the Business; or

  (b) do or permit anything to be done or say anything at any time which is harmful to the reputation of the Business or which is likely to cause any person to reduce the amount of business transacted between that person and the Business or seek to change the terms of such business in a manner adverse to the Business.

7.3  Each of paragraphs (a) to (d) of clause 7.1 and of paragraphs (a) and
     (b) of clause 7.2 shall be deemed to constitute a separate agreement and shall be construed independently of the other paragraphs in the relevant clause.

7.4 While the Parties consider that the restrictions aforesaid are reasonable in all the circumstances, it is agreed that if any such restrictions taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the relevant Party or Parties but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

7.5 No provision of this Agreement or of any agreement or arrangement of which this Agreement forms part which in any case is of such a nature as to make this Agreement and or the arrangement of which it forms part liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the date on which particulars required by that Act to be furnished to the Director General of Fair Trading in respect of this Agreement or of the agreement or arrangement of which it forms part have been furnished to him in accordance with that Act.

8    GUARANTEE AND INDEMNITY
     -----------------------

8.1 In consideration of the assumption by Datapoint and the Datapoint Vendors of their obligations under or pursuant to this Agreement, the Acquisition Agreements, the Darts Transfer Agreement, the Hardware Maintenance Agreement, the RMS Software Licence Agreement, the Spanish Tax Indemnity and the Swedish Management Agreement ("THE GUARANTEED AGREEMENTS") the Guarantor hereby unconditionally and irrevocably guarantees to Datapoint and the Datapoint Vendors the due and punctual performance and observance of all the obligations, commitments, undertakings, warranties and indemnities of Kalamazoo and the Kalamazoo Purchasers under or pursuant to the Guaranteed Agreements and agrees to indemnify Datapoint and the Datapoint Vendors against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which Datapoint may suffer through or arising from any breach by Kalamazoo and the Kalamazoo Purchasers of their obligations, commitments, warranties or undertakings under or pursuant to the Guaranteed Agreements. The liability of the Guarantor under this Agreement shall not be released or diminished by any variation of the terms of the Guaranteed Agreements (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

8.2 If and whenever Kalamazoo or the Kalamazoo Purchasers default for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by them under or pursuant to the Guaranteed Agreements, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by the Guaranteed Agreements and so that the same benefits shall be conferred on Datapoint the Datapoint Vendors as they would have received if such obligation or liability had been duly performed and satisfied by Kalamazoo or the Kalamazoo Purchasers.

8.3 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations, commitments, undertakings, warranties and indemnities of Kalamazoo or the Kalamazoo Purchasers in or pursuant to the Guaranteed Agreement shall have been performed or satisfied.

8.4 This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Datapoint and/or the Datapoint Vendors may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, warranties and indemnities of Kalamazoo and the Kalamazoo Purchasers under or in connection with the Guaranteed Agreement or not at all.

8.5 As a separate and independent stipulation the Guarantor agrees that any obligation expressed to be undertaken by Kalamazoo or the Kalamazoo Purchasers (including, without limitation, any moneys expressed to be payable) which may not be enforceable against or recoverable from Kalamazoo or the Kalamazoo Purchasers by reason of any legal limitation, disability or incapacity on or of Kalamazoo or the Kalamazoo Purchasers or any other fact or circumstance (other than any limitation imposed by the Guaranteed Agreements) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

8.6 In consideration of the assumption by Kalamazoo and the Kalamazoo Purchasers of their obligations under or pursuant to this Agreement, the Acquisition Agreements, the Darts Transfer Agreement, the Spanish Tax Indemnity, the Property Licence, the Hardware Maintenance Agreement, the RMS Software Licence Agreement and the Swedish Management Agreement ("RELEVANT AGREEMENTS"), Datapoint hereby unconditionally and irrevocably guarantees to each of Kalamazoo and the Kalamazoo Purchasers respectively the due and punctual performance and observance by each Datapoint Vendor of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to the Relevant Agreements and agrees to indemnify each of Kalamazoo and the Kalamazoo

     Purchasers against all losses, liabilities, costs, charges, expenses, actions, proceedings, claims and demands which Kalamazoo or that Kalamazoo Purchaser may suffer through or arising from any breach by any Datapoint Vendor of its obligations, commitments, warranties or undertakings under or pursuant to the Relevant Agreements. The liability of Datapoint under this Agreement shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

8.7 If and whenever a Datapoint Vendor defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by such Datapoint Vendor under or pursuant to any of the Relevant Agreements, Datapoint shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by such of the Relevant Agreements and so that the same benefits shall be conferred on the respective Kalamazoo Purchaser or Kalamazoo as it would have received if such obligation or liability had been duly performed and satisfied by Datapoint.

8.8 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations, commitments, undertakings, warranties and indemnities of the Datapoint Vendors in or pursuant to the Relevant Agreements shall have been performed or satisfied.

8.9 This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Kalamazoo Purchasers or Kalamazoo may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, warranties and indemnities of the Datapoint Vendors under or in connection with the Relevant Agreements or at all.

8.10 As a separate and independent stipulation Datapoint agrees that any obligation expressed to be undertaken by a Datapoint Vendor (including, without limitation, any moneys expressed to be payable) which may not be enforceable against or recoverable from such Datapoint Vendor by reason of any legal limitation, disability or incapacity on or of such Datapoint Vendor or any other fact or circumstance shall nevertheless be enforceable against and recoverable from Datapoint as though the same had been incurred by Datapoint and Datapoint were the sole or principal obligor in respect thereof and shall be performed or paid by Datapoint on demand.

8.11 If the administrator and/or the tribunal in Paris causes, requests or requires Kalamazoo Computer Group S.A. to pay more than $1,500,000 in connection with the French Acquisition Agreement, Datapoint hereby agrees to indemnify Kalamazoo/as trustee for Kalamazoo Computer Group S.A. in relation thereto and to pay to it immediately on demand the amount of such excess and any amounts so paid by Datapoint shall be regarded as a reduction in the price it receives under the Darts Transfer Agreement.

9    ASSIGNABILITY
     -------------

9.1 This Agreement shall be binding on and shall enure for the benefit of each Party's successors and assigns.

9.2 Except as permitted by clause 9.3, none of the Parties may, without the written consent of the others, assign any of their respective rights or obligations under this Agreement.

9.3 Any Party may assign the benefit of this Agreement to another member of that Party's Group provided that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of the relevant Party's Group.

10   REMEDIES TO BE CUMULATIVE
     -------------------------

10.1 Subject to clauses 6.14 and 6.15, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy available at law, in equity, by statute or otherwise. Each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law in equity, by statute or otherwise. The election by any party to pursue one or more of such remedies shall not constitute a waiver by such party of the right to pursue any other available remedy.

11   COSTS
     -----

11.1 Each of the Parties shall be responsible for its respective legal and other costs incurred in relation to the preparation and completion of this Agreement.

12   FURTHER ASSURANCE
     -----------------

12.1 Each of the Parties shall, and shall use their respective endeavours to procure that any necessary third parties shall, execute and deliver to the other Parties such other instruments and documents and take such other action as may be required to carry out, evidence and confirm the provisions and intended purpose of this Agreement.

13   ANNOUNCEMENTS AND CIRCULARS
     ---------------------------

13.1 Subject as required by law or by the rules and regulations of any recognised stock exchange or by any relevant national or supra-national regulatory authorities, all announcements and circulars by or on behalf of any of the Parties and relating to the subject matter of this Agreement shall be in terms and subject to a timetable and manner of publication to be agreed between the Parties in advance of issue.

14   MISCELLANEOUS
     -------------

14.1 No purported variation of this Agreement shall be effective unless made in writing and signed by the Parties hereto.

14.2 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

14.3 A Party's failure to insist on strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature. Subject, as aforesaid, no waiver shall be effective unless specifically made in writing and signed by a duly authorised officer of the Party granting such waiver.

14.4 This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

14.5 Kalamazoo hereby declares itself trustee of the obligations and covenants given in this Agreement by Datapoint insofar as they are expressed to be for the benefit of any member of Kalamazoo's Group and holds the said obligations and covenants upon trust for the absolute benefit of such member of Kalamazoo's Group and Datapoint hereby covenants with Kalamazoo in its capacity as such trustee to perform each of the said obligations and covenants.

14.6 Datapoint hereby declares itself a trustee of the guarantees, obligations and covenants by the Guarantor insofar as they are expressed to be for the benefit of any member of Datapoint's Group and holds the said guarantees, obligations and covenants upon trust for the absolute benefit of such member of Datapoint's Group and the Guarantor hereby covenants with Datapoint in its capacity as such trustee to perform each of the said guarantees, obligations and covenants.

15   NOTICES
     -------

15.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed duly given if left at or sent by registered post or facsimile transmission to the following addresses or numbers:

  (a)  in the case of the Guarantor:

     name:               Kalamazoo Computer Group plc

     address:            Northfield
                         Birmingham
                         B31 2RW

     attention:          Ian Davidson/David Deacon

     facsimile no.:      0121 478 0077


  (b)  in the case of Kalamazoo:


     name:               Kalamazoo Investment plc

     address:            Northfield
                         Birmingham
                         B31 2RW

     attention:          Ian Davidson/David Deacon

     facsimile no.:      0121 478 0077



     and copy to:


     name:               Wragge & Co

                         address:55 Colmore Row
                         Birmingham
                         England
                         B3 2AS

     attention:          Maurice Dwyer/Jeremy Millington

                         facsimile no.:0121 214 1099

  (c)  in the case of Datapoint:


     name:               Datapoint Corporation

     address:            5-7 rue Montalivet 75008
                         Paris
                         France

     attention:          Blake Thomas

     facsimile no.:      0033 1400 73702


     and copy to:


     name:               Pryor Cashman Sherman & Flynn

     address:            410 Park Avenue,
                         New York, NY USA


     attention:          Selig Sacks/Gerry Agranoff

     facsimile no.:      001 212 326 0806

       or to such other addresses and/or numbers as such Parties may by notice to all other Parties hereto expressly substitute therefor.

15.2 Any such notice shall be deemed to be received when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

15.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunications was properly addressed and despatched (as the case may be).

16     CHOICE OF LAW, SUBMISSION TO JURISDICTION AND ADDRESS FOR SERVICE
       -----------------------------------------------------------------

16.1 This Agreement shall be governed by and interpreted in accordance with English law.

16.2 Any disputes or claims in any way relating to or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be London and the language of the arbitration shall be English.

16.3 Datapoint hereby irrevocably authorises and appoints Datapoint (UK) Limited at its registered office for the time being, (being at the date hereof at Datapoint House, 400 North Circular Road, London SW10
       0JG) to accept service of all legal process arising out of or connected with this Agreement and service on such process agents shall be deemed to be service on Datapoint. If such process agent ceases to exist or to have an address in England, Datapoint irrevocably agrees without notice to appoint new process agents acceptable to Kalamazoo and to deliver a written acceptance of appointment by such process agents.

IN WITNESS whereof this Agreement has been entered into the day and year first above written

                                 Schedule 1
                                 ----------

                                   Part 1
                                   ------
                        ("THE DATAPOINT WARRANTIES")

                                  GENERAL

1 In this schedule 1 part 1 references to Datapoint shall be deemed also to be references to each and every Datapoint Group company which has been engaged in the Business and references to the Business (unless otherwise indicated by the words "any" or "part of "..." the Business") shall be deemed to be references to the Business as a whole as carried on throughout the Territory.

                           CAPACITY OF DATAPOINT

2.1 Datapoint is not subject to any obligation or liability or duty to any person or company which could in any material way:

  (a)  prevent or restrict it from entering into this Agreement; or

  (b) prevent or restrict Kalamazoo or any member of its Group from doing business with any person firm or company which a customer or supplier or the provider of services to the Business.

2.2 Datapoint has the requisite power and authority to enter into and perform this Agreement.

2.3 This Agreement constitutes and all other documents which are referred to in this Agreement as having been or to be executed by Datapoint ("ANCILLARY AGREEMENTS") constitute or will, when executed, constitute binding obligations of Datapoint in accordance with their respective terms.

2.4 The execution and delivery of, and the performance by Datapoint of obligations under this Agreement and the Ancillary Agreements will not, in any material respect:

  (a) result in a breach of any provision of the Certificate of the Incorporation or the Bylaws of Datapoint;

  (b) result in a breach of, or constitute a default under, any instrument to which Datapoint or any member of the Datapoint Group is a party or body or by which Datapoint is bound; or

  (c) result in a breach of any order, judgment or decree of any court or governmental agency to which Datapoint or any member of the Datapoint Group is a party or by which Datapoint or any member of the Datapoint Group is bound.

                        DISCLOSURE OF MATERIAL FACTS

3 All statements of fact contained in the Disclosure Documents is true and accurate in all material respects and Datapoint is not aware of any other fact, matter or circumstance which could be reasonably expected to render any such information misleading in any material respect.

                               BUSINESS PLAN

4 The facts supplied by Datapoint for use in the preparation of the Business Plan are so far as Datapoint is aware true and accurate in all material respects and Datapoint is not aware of any other facts which could reasonably be expected to make inaccurate or misleading such facts in any material respect (and "material" for the purposes of this paragraph only shall be regarded as having an adverse cost effect of at least $250,000 in any one year).

                                 LITIGATION

5 Datapoint is not in relation to any part of the Business engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency. So far as Datapoint is aware no such matters are pending or threatened and Datapoint is not aware of any circumstances which may give rise to any such matter.

                               MISCELLANEOUS

6    Datapoint:

     (a) has no equity interest in any other company or business which has a close trading relationship with or is in competition with the Business;

     (b) since 1st January 1993, has not been prosecuted and no notice has been received by Datapoint that it is and remains at the date hereof liable to be prosecuted in any part of the world of any criminal offence;

     (c) so far as it is aware, has not any unsatisfied order or judgment against it;

     (d) has not been adjudged insolvent or has compounded with its creditors generally.

7 So far as Datapoint is aware, Datapoint in relation to the Business is not and never has been in receipt of aids that are incompatible with the common market as defined in Article 4(c) of the ECSC Treaty or
     Article 92(1) of the ECSC Treaty.

                                   Part 2
                                   ------
                       ("THE KALAMAZOO WARRANTIES")]

                                  GENERAL

1 In this schedule 1 part 2 references to Kalamazoo shall be deemed also to be references to each and every Kalamazoo Group company.

                           CAPACITY OF KALAMAZOO

2.1 Kalamazoo is not subject to any obligation or liability or duty to any person or company which could in any material way prevent or restrict it from entering into this Agreement.

2.2 Kalamazoo has the requisite power and authority to enter into and perform this Agreement.

2.3 This Agreement constitutes and all other documents which are referred to in this Agreement as having been or to be executed by Kalamazoo ("ANCILLARY AGREEMENTS") constitute or will, when executed, constitute binding obligations of Kalamazoo in accordance with their respective terms.

2.4 the execution and delivery of, and the performance by Kalamazoo of obligations under this Agreement and the Ancillary Agreements will not, in any material respect:

     (a) result in a breach of any provision of the memorandum or articles of association of Kalamazoo;

     (b) result in a breach of, or constitute a default under, any instrument to which Kalamazoo or any member of the Kalamazoo Group is a party or body or by which Kalamazoo is bound; or

     (c) result in a breach of any order, judgment or decree of any court or governmental agency to which Kalamazoo or any member of the Kalamazoo Group is a party or by which Kalamazoo or any member of the Kalamazoo Group is bound.

                               MISCELLANEOUS

3    Kalamazoo:

     (a) since 1st January 1993, has not been prosecuted and no notice has been received by Kalamazoo that it is and remains at the date hereof liable to be prosecuted in any part of the world of any criminal offence;

     (b) so far as it is aware, has not any unsatisfied order or judgment against it;

     (c) has not been adjudged insolvent or has compounded with its creditors generally.

                                 Schedule 2
                                 ----------
                     Parties to Acquisition Agreements
                     ---------------------------------


====================================================================
                                                      (3)
                                                   PRINCIPAL
             (1)                  (2)            COUNTRY WHERE
           VENDOR              PURCHASER            BUSINESS
                                                  PURCHASED IS
                                                     BASED
====================================================================
 Datapoint Belgium S.A.       Kalamazoo        Belgium
- --------------------------------------------------------------------
 Datapoint S.A.               Kalamazoo        France
- --------------------------------------------------------------------
 Datapoint Deutschland GmbH   Kalamazoo        Germany
- --------------------------------------------------------------------
 Datapoint Nederland B.V.     Kalamazoo        the Netherlands
- --------------------------------------------------------------------
 Datapoint Iberica S.A.       Kalamazoo        Spain
- --------------------------------------------------------------------
 Datapoint (Schweiz) Ltd      Kalamazoo        Switzerland
- --------------------------------------------------------------------
 Datapoint Svenska AB         Kalamazoo        Sweden
====================================================================

EXECUTED AS A DEED by         )
KALAMAZOO COMPUTER GROUP      )
PLC acting by:                )



                    Director


                    Director/Secretary



EXECUTED AS A DEED by         )
KALAMAZOO INVESTMENT PLC      )
acting by:                    )



                    Director


                    Director/Secretary



EXECUTED AS A DEED by         )
DATAPOINT CORPORATION         )
acting by:                    )



                    Director


                    Director/Secretary